Exhibit 10.40A

TO:	Dana L. Dahlgren

RE:	EXTENSION OF CHANGE OF CONTROL EMPLOYMENT AGREEMENT

Pursuant to Section 1(b) of your Change of Control Employment Agreement (the “Agreement”), dated as of August 25, 2004, the term of the Agreement, as stated in Section 1(b) thereof, is hereby extended so that the Agreement, as extended, will end on November 12, 2008.

In all other respects, the Agreement is reaffirmed and remains unchanged.

IN WITNESS WHEREOF, this Extension Agreement, pursuant to authorization from the Board of Directors of the Company, is executed in the Company’s name and on its behalf as of the day and year shown herein.

Date: March 22, 2005

/s/ Dana L. Dahlgren
Dana L. Dahlgren

KEWAUNEE SCIENTIFIC CORPORATION

By:	/s/ William A. Shumaker
William A. Shumaker
	Its:	President and Chief Executive Officer